Exhibit 99.2

What this Means: Sonnet BioTherapeutics Data from SON-080 Phase 1b/2 Study in Chemotherapy Induced Peripheral Neuropathy (CIPN)

Participants:

●	Pankaj Mohan, PhD – Founder and Chief Executive Officer
●	Richard Kenney, M.D. – Chief Medical Officer
●	Gael Hedou, PhD – Chief Operating Officer

Sonnet BioTherapeutics (Nasdaq: SONN)

Introduction: Jenene Thomas

●	Welcome back for another What this Means segment. My name is Jenene Thomas, CEO of JTC IR and I will be the moderator today.

Today we are excited to welcome Sonnet BioTherapeutics to the Virtual Investor platform. I am pleased to be joined by some of the senior executives, including Pankaj Mohan, Chief Executive Officer, Dr. Richard Kenney, Chief Medical Officer and Dr. Gael Hedou, Chief Operating Officer of Sonnet BioTherapeutics, so happy to have you on our platform!

Before we get started, I just want to inform our audience that Sonnet BioTherapeutics is listed on Nasdaq and trades under the ticker SONN. During today’s discussion, the Company will be making forward-looking statements and I encourage everyone to view the Company’s website at sonnetbio.com or the SEC’s website for their latest filings and information.

Moderated Questions

1.	These look like encouraging data. Can you run us through what you saw Dr. Kenney?

This study was designed to show the efficacy and safety of Sonnet’s version of IL-6, which was manufactured using modern techniques and builds on the extensive clinical safety database with prior versions of this recombinant cytokine. IL-6 is naturally produced at low levels in the body in response to strenuous exercise to heal muscle and nerve cells and the doses we are giving mimic those levels. The preclinical work suggested that injections of IL-6 could do the same thing after chemotherapy or diabetic damage.

The trial results in the first 9 patients were pretty informative. We taught patients how to give themselves subcutaneous injections, like a standard insulin shot. While the group size was small in this initial portion of our study, it appears that the pain and quality-of-life scores showed a trend towards improvement after just one month compared to placebo and those improvements persisted after dosing was stopped. While some inflammation developed at the site of injection, this was generally mild and went away after a few days. Even though fatigue was an issue after 5% of the doses and resulted in one patient stopping early, the therapy was well-tolerated overall. Blood tests showed no evidence of an inflammatory cytokine response, serum amyloid alpha was elevated during treatment but that returned to baseline once treatment was stopped. We asked a national amyloid expert for an opinion and she thought this amount of exposure would be benign.

2.	Can you give us a sense of the background for CIPN and these patients? What type of cancers did they have? What chemotherapies were they on or are most associated with CIPN? And then how long they have had CIPN?

CIPN is caused by a variety of chemotherapies, like taxanes, organoplatinum compounds, or vinca alkaloids and, as one of the most common adverse effects, is often dose-limiting. Patients had to have cancer that was stable or in remission but have CIPN that had been persistent for more than 3 months with a pain score of at least 30/100. This is longer than most transient neuropathy and helped to standardize the population to see if they might benefit from the SON-080 treatment.

3.	The Company intends to seek a partnership to support a Phase 2 study in diabetic peripheral neuropathy, or DPN. Dr. Hedou, as you have been involved with this drug for over a decade, can you talk about the similarities between CIPN and DPN, and what gives the company confidence that the signal they are seeing from this study in CIPN will translate to DPN patients?

Neuropathic symptoms result from the degeneration of the nerves that convey body functions, including all sensations felt at the skin level, motor functions, and the control of autonomic organs such as digestive track, bladder, and heart. Degeneration of these nerves affect the related function and may generate intractable pain, aberrant sensation, loss of motor functions and autonomic disturbances.

A large number of neuropathies have been described that all point to the disturbances of nerve function. These can be perturbed by many different external stressors, including physical, chemical, viral, oxygenation, or glucose levels. In diabetic peripheral neuropathy, high glucose levels and deficient oxygenation of nerve terminals have been invoked to explain the degeneration of nerve fibers. IL-6 has been shown to improve blood flow around the nerves, which should improve local oxygen supply. Furthermore, IL-6 regulates glucose homeostasis in part to normalize blood glucose levels.

IL-6 at the physiological level can stimulate expression of neuronal genes involved in axonal growth. Finally, IL-6 can enhance the proliferation of cells that protect the neuronal axons, such as oligodendrocytes, and simulate the expression of myelin proteins, thereby reinforcing the myelin sheath that was lost during degeneration of the axon. Taken together, the pleiotropic activities of IL-6 allow concerted actions on a variety of physiological mechanisms pointing to a protective and regenerative action for the nerves, especially in the context of diabetes.

4.	Thinking out loud here, you are well below your MTD, and a cancer patient with CIPN may have greater co-morbidities or a lower baseline quality of life than a diabetic patient. So, it’s encouraging that the drug appears to be safe and well-tolerated in this CIPN population. Dr. Kenney, can you talk about the differences between these populations and whether or not the company intends to push the dose of SON-080 higher in the planned Phase 2 DPN study?

The dose has been set well below the MTD intentionally, as this is the range that helps regulate glucose and causes cell repair after exercise. The prior clinical work showed that higher doses tend to cause adverse events. The initial efficacy trend we observed in this trial seems to extend beyond the cessation of treatment. This is often the case when genetic and cellular components are at play, which generally differs from the on and off switch of a receptor targeted by a very selective drug with no cellular or genetic downstream consequences. Although further investigations are required to confirm these initial results, they nevertheless provide insights into the potential mechanisms involved and guidance for establishment of the readouts to be included in the next trial. The DPN Phase 2 trial can be initiated in Australia when it is approved by the Australian Safety Committee.

5.	That’s very interesting. Dr. Hedou, can you expand upon those underlying or baseline differences in IL-6 levels between the CIPN and DPN patient that might make SON-080 more effective in DPN?

DPN is caused by poor oxygen and dysregulated glucose supplies to nerve endings. In the CIPN trial we were just depending on the properties of IL-6 to regenerate the nerves that had been damaged by a chemical stressor. But IL-6 has the potential to do much more in this dose range, as explained above. The preclinical work suggests that its role in glucose regulation and in the stimulation of endoneurial blood flow will add to its nerve regenerative properties to tackle the specific mechanisms leading to neuropathy in diabetes patients.

6.	Dr. Kenney, can you talk about the unmet need in DPN? Medications such as pregabalin or gabapentin or antidepressants such as duloxetine or amitriptyline are often used to treat DPN. How effective are these medications? And how can SON-080 fit into the treatment paradigm for DPN patients?

All drugs currently approved for neuropathy only target pain and come with complex side effects. Unfortunately, neuropathic patients suffer many more clinical signs and symptoms that profoundly affect their quality of life. Diabetic patients lose strength, can seriously burn themselves, fall because they lose balance, present with digestive issues or incontinence, and experience significant itching, tingling, numbness etc. These clinical manifestations are not relieved by current DPN medications at all. Regenerating nerves with IL-6 treatment may restore normal nerve function and thereby normalize their sensations, as well as improving motor and autonomic capacities that are impacting their quality of life.

7.	Dr. Mohan, what type of partnership is the company pursuing for SON-080? Is the company looking to out-license the asset or co-develop with a partner? And can you talk about what impact securing a partnership for SON-080 might have on the rest of the pipeline?

As you have heard from Gael and Rick, I want to re-emphasize that SON-080 potentially addresses high unmet medical needs with multiple neuropathies CIPN, DPN and autonomic neuropathies with significant historic clinical experience with safety, compelling preclinical data on disease modification potential and now initial confirmation of such modification in human patients. The encouraging data is likely to potentially accelerate our partnering efforts which are underway. Any such potential partnership may create non-dilutive funding to fund SON-1210 (first bispecific molecule) into clinical trials and further develop SON-1411.

Jenene Transition: Closing

●	With that, this concludes the Virtual Investor What this Means segment with Sonnet BioTherapeutics. I would like to thank Drs. Pankaj Mohan, CEO, Richard Kenney, CMO, and Gael Hedou, COO, of Sonnet BioTherapeutics for joining us today.

●	As a reminder Sonnet BioTherapeutics trades on Nasdaq under the ticker SONN.

●	If you like what you saw today, I encourage you to visit sonnetbio.com for more information on the Company and to sign up to follow the company to receive their alerts as well as follow their social channels to stay current on the latest information.

●	You can also visit virtualinvestorco.com for our latest segments and event calendar!

●	Thank you and have a great rest of your day!

This presentation contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or the Company’s financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this presentation. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.